Exhibit 10.50

Indemnity Agreement
In consideration of your prior, current or continuing service in any of the following capacities:

•	as a director of Patheon Inc. (the “Corporation”); or

•	as an officer of the Corporation; or

•	as a director of any other entity to the extent that you are serving in such capacity at the request of the Corporation; or

•	as an officer of any other entity to the extent that you are serving in such capacity at the request of the Corporation, such capacities or similar capacities being referred to herein as the “Indemnified Capacity” or “Indemnified Capacities”, the Corporation with full power and authority to grant an indemnity valid and binding upon and enforceable against it in the terms hereinafter contained, hereby agrees to indemnify you to the full extent contemplated by this Agreement.

1.	Scope of Indemnity
Subject to the limitations contained in Section 6 and Section 12, the Corporation shall indemnify and hold you harmless, to the fullest extent permitted by applicable law, for the full amount of any Cost (as hereinafter defined) incurred by you as a result of or in connection with any Proceeding (as hereinafter defined), including without limitation, in connection with the investigation, defence, settlement or appeal (or application or motion for leave to appeal) thereof or preparation therefor, that may be made or asserted against or affect you or in which you are required by law to participate or in which you participate at the request of the Corporation or in which you choose to participate (based on your reasonable belief that you may be subsequently named in that Proceeding or any Proceeding related to it) if it relates to, arises from or is based on your service in an Indemnified Capacity, whether the alleged act or omission occurred before or after the date of this Agreement, in any case whether or not you have been named therein (an “Indemnified Claim”). The Corporation shall also indemnify and hold you harmless, to the fullest extent permitted by applicable law, for the full amount of any other Cost incurred by you or to which you are subject (including, without restriction, where you are made a witness or participant in any other respect in any action, proceeding or investigation) if it relates to your service in an Indemnified Capacity or any other matters claimed against you by reason of you having acted in an Indemnified Capacity (an “Other Indemnified Matter”). Any amount which the Corporation is obliged to pay pursuant hereto, including without limitation any advance or reimbursement payment made under Section 7, Section 8 or tax gross-up payment made under Section 10, is referred to as an “Indemnified Amount”.
For the purposes of this Agreement:
“Cost” means all injury, liability, loss, damage, charge, cost, expense, taxes (other than taxes on any fees or salary or other form of compensation), award, statutory obligation, penalty, fine or settlement amount whatsoever which you may incur, suffer or be required to pay (including, without limitation, all legal, advisory and other professional fees and disbursements, including charges for experts, as well as all out-of-pocket expenses for preparing for and/or attending discoveries or other examinations, mediations, interviews, trials, hearings, meetings or other events in any way related to a Proceeding, together with any taxes thereon).
“Proceeding” means any civil, criminal, administrative, investigative or other demand, claim, action, suit, application, litigation, charge, complaint, prosecution, assessment, reassessment, arbitration, alternative dispute resolution proceeding, investigation, inquiry, hearing or proceeding of any nature or kind whatsoever, and, without limiting the generality of the foregoing, shall include any and every claim for any liability and/or any legal, regulatory or investigative action or proceeding by any governmental or regulatory authority or any person, firm, corporation or other entity whatsoever, whether or not such action, proceeding or investigation be pending, anticipated or threatened, and whether or not charges are laid, and including without limitation any and every claim by or on behalf of the Corporation, or by or on behalf of Canada or any other country, or any political subdivision thereof.

2.	Procedure for Making a Claim
(a)If you become aware of any Indemnified Claim or Other Indemnified Matter or reasonably expect that an Indemnified Claim will be made or an Other Indemnified Matter will arise, you shall give notice in writing as soon as reasonably practicable to the Corporation of such Indemnified Claim or Other Indemnified Matter or potential Indemnified Claim or Other Indemnified Matter, including copies of any documents served on you in connection with a Proceeding or any other relevant documents in your possession, provided, however, that failure to give notice in a timely fashion shall not disentitle you to the right to indemnity under this Agreement except to the extent the Corporation suffers any material prejudice by reason of a delay.
(b)If you wish to make any claim for payment of an Indemnified Amount to you by the Corporation hereunder, you shall give written notice of such claim to the Corporation (such written notice referred to herein as an “Indemnification Notice”). Such Indemnification Notice shall contain reasonable details and supporting documentation with respect to the claim referred to therein. Subject to Section 6 and Section 12, the Corporation shall pay all Indemnified Amounts arising as a result of or in connection with the matters described in the Indemnification Notice to you (or as you may direct) no later than thirty (30) days after the date on which you deliver any invoice or account in respect of any such Indemnified Amount to the Corporation.
(c)If the Corporation becomes aware of any Indemnified Claim or Other Indemnified Matter or reasonably expects that an Indemnified Claim will be made or an Other Indemnified Matter will arise, the Corporation will give you notice in writing promptly of such Indemnified Claim or Other Indemnified Matter or potential Indemnified Claim or potential Other Indemnified Matter.

3.	Defence of Action
(a)By Corporation The Corporation (or its insurer(s)) shall at its expense and in a timely manner contest and defend you against any Indemnified Claim or Other Indemnified Matter and take all such steps as may be necessary or proper therein to prevent the resolution thereof in a manner adverse to you, including the taking of such appeals or motions or application for leave to appeal as counsel to the Corporation (or its insurer(s)) may advise are likely to succeed in the circumstances. In this regard, the Corporation will keep you fully informed on a timely basis of all steps and developments relating to the foregoing. The Corporation shall retain counsel on your behalf, provided that such counsel is satisfactory to you, acting reasonably, to represent you in respect of the Indemnified Claim or Other Indemnified Matter, as applicable. You shall have the right to employ separate counsel of your choosing in addition to the legal counsel retained by the Corporation, at your own expense. The Corporation shall not agree to any settlement, compromise or consent to entry of judgment on your behalf without your written consent unless the terms of same (i) require only the payment of money (by persons or entities other than you) and do not require you to admit any wrongdoing, fault, culpability or failure to act, or take or refrain from taking any action and (ii) include an unconditional release of you from any liabilities or claims that are the subject matter of such Proceeding.
(b)By Director or Officer Notwithstanding Section 3(a), you will be entitled to assume carriage of your own defence relating to any Indemnified Claim or Other Indemnified Matter (and for

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greater certainty, the full amount of any expense you incur as a result of or in connection with such defence shall be an Indemnified Amount subject to the provisions of Section 6 and Section 12) if:

(i)	the Corporation (or its insurer(s)) does not in a timely manner:

(A)	undertake appropriate action in respect of an Indemnification Notice delivered pursuant to Section 2; or

(B)	take such legal steps as may be from time to time required to properly defend against any such Indemnified Claim or Other Indemnified Matter;

(ii)
in the reasonable opinion of your counsel (which opinion shall be in writing and a copy thereof provided to the Corporation), your interests in respect of the relevant matter conflict with the interests of the Corporation in respect of such matter or with the interests of any other director or officer of the Corporation in respect of whose defence the Corporation has carriage; or

(iii)	the Proceeding is initiated by or on behalf of the Corporation or any of its subsidiaries.
Subject to Section 6 and Section 12, if you assume carriage of your own defence in accordance with this Section 3(b), any Costs incurred by you shall be paid by the Corporation and you shall be entitled to advances of such Costs in accordance with Section 7. The Corporation shall reasonably co-operate with you and your counsel in the investigation related to, and defence of, any Proceeding.

4.	Presumptions and Settlement
For the purposes of this Agreement, the termination of any Proceeding by judgment, order, settlement (whether with or without court approval) or conviction shall not, of itself, create a presumption that you did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. No settlement shall be undertaken by you in respect of any Proceeding without the consent of the Corporation, which consent will not be unreasonably withheld or delayed, unless the Corporation and its insurer(s) have indicated that they would not indemnify you according to this Agreement or any applicable directors’ and officers’ liability insurance policy (“D&O Policy”).

5.	Former Directors and Officers and Access to Information
(a)Subject to Section 6, you shall continue to be entitled to indemnification hereunder, even though you may no longer be acting in an Indemnified Capacity.
(b)You and your advisors shall at all times be entitled to review during regular business hours all documents, records and other information with respect to the Corporation or any entity in which you acted in an Indemnified Capacity which are under the Corporation’s control or the control of an affiliate (as such term is defined in the Canada Business Corporation Act (the “CBCA”)) of the Corporation (provided that in the case of affiliates, such access shall be afforded on a best efforts basis) and which may be necessary or desirable in order to defend yourself against any Proceeding that relates to, arises from or is based on your discharge of your duties in an Indemnified Capacity, provided that you shall maintain all such information in strictest confidence except to the extent necessary for investigation, defence or settlement of the Proceeding. This Section 5(b) shall not apply, however, where the Proceeding is initiated by the Corporation or any of its subsidiaries nor shall it apply where the review by you and/or your advisors of any such documents, records or other information would, in the opinion of legal counsel to the Corporation, cause the Corporation (or any

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entity in which you acted in an Indemnified Capacity) to lose its entitlement to claim privilege with respect to the disclosure of same in any proceeding in any jurisdiction.

6.	Limitation on Obligation of Indemnification
(a)Notwithstanding any other provision in this Agreement, the Corporation shall not indemnify you pursuant to this Agreement unless:

(i)
you acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which you acted as a director or officer or in a similar capacity at the Corporation’s request; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, you had reasonable grounds for believing that your conduct was lawful.
(b)If and to the extent that the Corporation pays an Indemnified Amount which it is not permitted to pay by law or pursuant to this Agreement, then such amount shall be deemed to have been an unsecured loan by the Corporation to you, and you shall repay such amounts to the Corporation within thirty (30) days of a written request by the Corporation for repayment, subject to any rights you may have to counterclaim or set off. No interest shall be payable by you with respect to such loan.
(c)If and to the extent that the Corporation pays an Indemnified Amount in respect of which you have received or subsequently receive indemnification or reimbursement from a source other than the Corporation, including any insurer, then you shall repay such amounts to the Corporation within thirty (30) days of a written request by the Corporation for repayment, subject to any rights you may have to counterclaim or set off. For greater certainty, you shall not be entitled to indemnification hereunder to the extent that you receive indemnification under any D&O Policy maintained by the Corporation.
(d)Notwithstanding any other provision of this Agreement, the Corporation shall not indemnify you pursuant to this Agreement in relation to any Proceeding arising out of your breach of any employment agreement with the Corporation or any of its subsidiaries.

7.	Advances
Subject to Section 6 and Section 12, the Corporation shall from time to time reimburse or advance the funds necessary for the payment of Costs incurred as a result of or in connection with the investigation, monitoring, defence, appeal and application or motion for leave to appeal of any Proceeding in advance of the final disposition of such Proceeding, within twenty (20) days of any request in writing by you to the Corporation for such reimbursement or advance, accompanied by reasonable details and supporting documentation with respect to the Indemnified Amounts in respect of which such reimbursement or advance is requested.

8.	Time Devoted to Proceedings
Where your participation is reasonably required as a result of or in connection with any Proceeding or Entitlement Action (as defined herein) including but not limited to, meeting with counsel or regulatory authorities, reviewing and/or commenting on documentary evidence or court materials to be filed, preparing for or attending examinations for discovery and other examinations, depositions, hearings or trial, you shall be compensated by the Corporation at the per diem rate of $1,000 for each day that such participation by you exceeds two hours, provided that if such participation on any day is two hours or

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less, the time spent on such participation will be carried forward and taken into account in any subsequent day involving any such participation by you until the aggregate of such time exceeds two hours.

9.	Indemnification for Expenses Incurred in Enforcing Rights
(a)Subject to Section 6, the Corporation shall indemnify you against all Costs that are incurred by you as a result of or in connection with any action (an “Entitlement Action”) brought by you, the Corporation or a third party to determine whether you are entitled to:

(i)
be indemnified by the Corporation under this Agreement, under the Corporation’s by-laws, under any other agreement or under applicable law now or hereafter in effect relating to indemnification of directors and officers; and/or

(ii)	recover under any D&O Policy maintained by the Corporation
in respect of Costs incurred by you as a result of or in connection with a Proceeding in the event you obtain a judgment in your favour in such Entitlement Action.
(b)Subject to Section 6, the Corporation shall from time to time reimburse or advance the funds necessary for the payment of Costs incurred by you as a result of or in connection with an Entitlement Action, including the investigation, monitoring, defence or appeal (or motion or application for leave to appeal) of such Entitlement Action in advance of the final disposition thereof, within thirty (30) days of a written request by you. For greater certainty, in the event you do not obtain a judgment in your favour in such Entitlement Action, any reimbursement or advancement of funds for the payment of Costs made to you by the Corporation pursuant to this Section 9(b) shall be deemed to have been an unsecured loan by the Corporation to you, and you shall repay such amounts to the Corporation within thirty (30) days of a written request by the Corporation for repayment, subject to any rights you may have to counterclaim or set off. No interest shall be payable by you with respect to such loan.
(c)The Corporation shall indemnify you against all costs of collection that are incurred by you as a result of or in connection with any action to collect a judgment or award in an Entitlement Action in which judgment has been given in your favour.

10.	Tax Adjustment
Subject to Section 6, if any Indemnified Amount paid or payable under this Agreement (including, without limitation, an amount paid or payable on account of insurance premiums or made by an insurer under a D&O Policy), constitutes a taxable benefit to you or otherwise subjects you to any tax or levy of any kind, or any taxing authority so alleges, the Corporation will keep you harmless from any such tax or levy and, without limiting the foregoing, shall timely pay to you or on your behalf the amount of any and all such taxes and levies, together with any interest and penalties thereon not arising exclusively from your gross negligence, including any such amounts relating to any payment under this Section 10, so that no such amount will be an unreimbursed expense to you. The Corporation also will reimburse you, on a similar after tax basis, for any reasonable costs (including the costs of professional advisors) incurred by you as a result of or in connection with any payment to which this Section 10 relates or the enforcement by you of your rights hereunder. The amount of any payment hereunder shall be determined without regard to any deductions, credits offsets or similar amounts or adjustments available to you in computing income, taxable income, tax payable or other relevant amounts (except to the extent arising from payments under this Section ~~10~~). For clarity, you shall not be obliged to contest any claim that tax, other levy, penalty or interest to which this Section 10 applies is owing, and your rights under this Section 10 are not dependent on the validity of any such claim.

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11.	Limitation of Actions and Release of Claims
No legal action shall be brought, and no cause of action shall be asserted, by or on behalf of the Corporation against you after the expiration of two years from the date you ceased (for any reason) to serve in an Indemnified Capacity and the Corporation agrees that any claim or cause of action of the Corporation shall be extinguished and you shall be deemed released therefrom absolutely unless asserted by the commencement of legal proceedings in a court of competent jurisdiction within such two-year period.

12.	Court Approval for Indemnification and Cost Advances
Where any indemnification sought pursuant to this Agreement is, pursuant to applicable law, including but not limited to the CBCA, subject to or conditional upon the approval or consent of any court or of any governmental body or regulatory authority, , the Corporation will not indemnify you or make advances to you in respect of Costs incurred by you unless court approval or the approval of any governmental body or regulatory authority, as applicable, is first obtained in accordance with the applicable provisions of the CBCA or other applicable law. In circumstances where such approval or consent is required, the Corporation agrees to make or cause to be made all necessary applications and to use its reasonable best efforts to obtain or assist in obtaining or facilitating the obtaining of such approval or consent, at its expense, provided that you have met the requirements set out in Section 6(a)(i) and Section 6(a)(ii) of this Agreement.

13.	Partial Indemnification
If you are entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Costs in respect of a Proceeding, but not for the total amount of such Costs, the Corporation shall nevertheless indemnify you for the portion of such Costs to which you are entitled.

14.	Further Assurances
Each of you and the Corporation shall diligently attend to, and assist in the conduct of, the defence of any Proceeding, shall assist in enforcing any right of contribution or indemnity against any person or organization and shall (or in the case of the Corporation, shall cause its appropriate officers, directors, advisors or personnel to) attend discoveries or other examinations, mediations, interviews, trials, hearings, meetings or other events in any way related to a Proceeding and assist in securing and giving evidence and obtaining the attendance of witnesses.

15.	Multiple Proceedings
No Proceeding brought or instituted under this Agreement and no recovery pursuant thereto shall be a bar or defence to any further Proceeding which may be brought under this Agreement.

16.	Non-Exclusivity
Your rights under this Agreement shall be in addition to any other rights that you may have under the Corporation’s by-laws or articles, applicable law, or otherwise. Subject to applicable law, your rights under this Agreement shall not be diminished by any present or future provision of the Corporation’s by-laws or articles and shall not diminish any other rights that you now or in the future have against the Corporation. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification by contract than would be afforded currently under this Agreement, it is the intent of the parties that you shall enjoy by this Agreement the greater benefits so afforded by that change.

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17.	Severability
If any part of this Agreement or the application of such part to any circumstance shall, to any extent, be invalid or unenforceable, such part or the application of such part shall be interpreted and applied to such extent so as to be valid and enforceable in the circumstances, and the remainder of this Agreement, or the application of such part to any other circumstance, shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.	Insurance
(a)The Corporation shall maintain at all times, including after you have ceased to act in an Indemnified Capacity, a D&O Policy that has been approved by the Corporation’s board of directors (subject to the availability of such insurance in the market place) and a copy of such D&O Policy shall be provided to you. The Corporation will use its best efforts to ensure that all of its liabilities under the Agreement are covered by such D&O Policy. Such D&O Policy will include such customary terms and conditions and such limits as are then available to the Corporation on reasonable commercial terms, having regard to the historical and current market capitalization of the Corporation, the nature and size of the business and operations of the Corporation and its subsidiaries from time to time. You will be named as an insured under the D&O Policy and the D&O Policy will provide coverage covering you on terms no less favourable to you than the coverage the Corporation has in place for any (most favourably insured) director or officer of the Corporation. The Corporation shall pay for and on your behalf any and all deductibles or retentions to which the D&O Policy makes the Corporation or you subject.
(b)The Corporation will advise you promptly after it becomes aware of any material change in, cancellation, termination, withdrawal or lapse in coverage of any D&O Policy maintained by the Corporation, and will provide details of any claim made under such a policy and the triggering of any extended reporting period applicable to any such policy. The Corporation shall purchase any available extended reporting period available under such cancelled or terminated D&O Policy and any available run-off policy, with the same insurance coverage and limits as the cancelled or terminated D&O Policy, and which shall be for a term of not less than six years, prepaid and non-cancellable.
(c)The parties agree that you will not be required to pursue a claim under any other policy of insurance maintained for your benefit by an entity other than the Corporation in order to be indemnified pursuant to this Agreement. The parties agree that the D&O Policy maintained by the Corporation for your benefit shall be the primary policy with respect to your indemnification.

19.	Assignment
No party hereto may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other party hereto.

20.	Resignation: Right to Continue to Serve
Nothing in this Agreement will prevent you from resigning as a director or officer of the Corporation or any other entity or as an individual acting in a similar capacity, or holding a position similar to that of a director or officer, of any other entity, at any time nor will anything contained in this Agreement be construed as creating any right in your favour to continue as an officer or director of the Corporation or any other entity.

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21.	Enurement
This Agreement and the benefit of the obligations of the undersigned hereunder shall enure to the benefit of and be binding upon you, your heirs, estate, executors and administrators and shall be binding upon the Corporation’s successors and assigns, including any direct or indirect successor by purchase, merger, amalgamation, consolidation or otherwise to all or substantially all of the business or assets of the Corporation. In the event that the Corporation proposes to: (i) amalgamate, consolidate with or merge or wind up into any other person and the Corporation will cease to exist as a legal entity or will not be the continuing or surviving corporation or entity of such amalgamation, consolidation, merger or winding up; or (ii) transfer or dispose of all or substantially all of its properties and assets to any person or persons (including a lease, licence, long term supply agreement or other arrangement having the same economic effect as a transfer or other disposition), then in each such case the Corporation will ensure that proper provision is made so that the obligations of the Corporation set forth in this Agreement will continue in full force, including providing for the assumption of the obligations under this Agreement by any corporation or other entity continuing following an amalgamation, merger, consolidation or winding-up of the Corporation with or into one or more other entities (pursuant to a statutory procedure or otherwise), or by the person or persons acquiring all or substantially all of the properties and assets of the Corporation, as the case may be, by written agreement expressly assuming and agreeing to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no amalgamation, consolidation, merger, winding-up or transfer of properties and assets had taken place.

22.	Amendments and Waivers
No supplement, modification, amendment or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party hereto, shall be binding unless executed in writing by the party to be bound thereby.

23.	Previous Indemnities and Retroactivity
This Agreement supersedes and replaces all prior indemnities entered into between the Corporation and you with respect to the subject matter of this Agreement. This Agreement shall be deemed to have been in effect during all periods that you were acting in an Indemnified Capacity, regardless of the date of this Agreement.

24.	Subrogation
In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of your rights of recovery. All of your actions to assist the Corporation in securing and enforcing its subrogation rights shall themselves be subject to the terms of this Agreement.

25.	Dispute Resolution by Arbitration
In the event that any dispute or question whatsoever arises with respect to your entitlement to indemnification by the Corporation under this Agreement for some or all of the Costs in respect of a Proceeding, other than (a) a Proceeding initiated by or on behalf of the Corporation or any of its subsidiaries to procure a judgement in its favour or (b) a matter requiring the consent or approval of a court pursuant to Section 12, you may, at any time prior to the commencement of an Enforcement Action in a court of competent jurisdiction in respect of such dispute or question, at your sole discretion, direct the dispute or question to arbitration pursuant to the Arbitration Act (Ontario) (the “Arbitration Act”), and your direction will be binding on the Corporation. You shall promptly appoint an arbitrator to be engaged by both parties, and provide notice. The selection of the arbitrator shall be at your sole discretion subject to the requirements that the arbitrator be (a) a retired judge or a lawyer qualified to practice law in Ontario and (b) free from conflicts of interest. If you should fail to appoint the arbitrator, the arbitrator shall be appointed by the Ontario Superior Court of Justice (the “OSCJ”) on application. The arbitration shall take place in Toronto, Ontario, unless the parties agree that it shall take place in another location, and shall be conducted under the Arbitration Rules

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chosen at your sole discretion from among ICSID, UNCITRAL, National Arbitration Rules or the ICC Rules of Arbitration.
For greater certainty, the parties expressly state that the arbitrator shall have the power to determine all questions of law, facts, facts and law and procedure and shall make all original determinations as to the arbitrator’s own jurisdiction. The parties agree that the award of the arbitrator shall be final and binding on both parties and shall not be subject to appeal, save and except for the right of either party to apply to set aside the award on one or more of the grounds enumerated in Section 46(1) of the Arbitration Act. The rights afforded by this clause shall extend to the signatory’s heirs, executors, administrators, successors or assigns.

26.	Governing Law and Jurisdiction
This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province, without regard to any conflict of laws principles that may refer the interpretation of this Agreement to the laws of another jurisdiction. Subject to your right to direct that a matter be resolved by arbitration pursuant to Section 25, each of the parties irrevocably and unconditionally (a) submits to the exclusive original jurisdiction of the OSCJ over any action or proceeding arising out of or relating to this Agreement, (b) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (c) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

27.	Notices
Any notices to be given pursuant hereto shall be given to the Corporation at:
Patheon Inc.
US Headquarters
4721 Emperor Blvd., Suite 200
Durham, NC 27703
Facsimile No.: [●]
Attention: James C. Mullen, Chief Executive Officer
with a copy to the Chairman of the Board of the Corporation:
Paul S. Levy
[Address]
Email: [●],
and to you at your address on the books and records of the Corporation.

28.	General
All references herein to any statute or any provision thereof shall mean such statute or provision as the same may be amended, re-enacted or replaced from time to time and will include all regulations made thereunder or in connection therewith. In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include all genders and words importing natural persons shall include all persons. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Sections are to Sections of this Agreement. Unless otherwise specified, any reference in this Agreement to any person, shall include their successors and permitted assigns. Any reference herein to “include”, “includes” or “including” means “include, without limitation”,

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“includes, without limitation” or “including, without limitation”, as applicable. The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. All amounts herein are stated in Canadian dollars. Time shall be of the essence of this Agreement.

29.	Counterpart Execution
This Agreement may be executed in two counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.
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DATED this [ ] day of [ ], 20[ ].

PATHEON INC.
by
Name:
Title:
The undersigned accepts the foregoing indemnity and agrees to comply with the terms and conditions set out above.

[ ]

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